Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

Seventh Supplemental Indenture (this “Seventh Supplemental Indenture”), dated as of January 31, 2014 among American Tire Distributors, Inc., a Delaware corporation (the “Issuer”), American Tire Distributors Holdings, Inc., a Delaware corporation, as a Guarantor, Am-Pac Tire Dist. Inc., a California corporation, as a Subsidiary Guarantor, Tire Wholesalers, Inc., a Washington corporation, as a Subsidiary Guarantor, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, and Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee a Senior Subordinated Notes Indenture (the “Initial Indenture”), dated as of May 28, 2010, providing for the issuance of an unlimited aggregate principal amount of 11.50% Senior Subordinated Notes due 2018, as supplemented by the First Supplemental Indenture thereto, dated as of January 7, 2011, the Second Supplemental Indenture thereto, dated as of January 7, 2011, the Third Supplemental Indenture thereto, dated as of May 27, 2011, the Fourth Supplemental Indenture thereto, dated as of June 22, 2012, the Fifth Supplemental Indenture thereto, dated as of June 22, 2012, and the Sixth Supplemental Indenture thereto, dated as of January 31, 2014;

WHEREAS, the Issuer wishes to issue $225,000,000 aggregate principal amount of Additional Notes;

WHEREAS, in accordance with Section 2.01 of the Initial Indenture, the Issuer may issue Additional Notes in compliance with Section 4.09 thereof and may enter into a supplemental indenture to the Initial Indenture to provide for the issuance of such Additional Notes;

WHEREAS, the Issuer and the Guarantors wish to execute and deliver this Seventh Supplemental Indenture to provide for the issuance of $225,000,000 aggregate principal amount of its 11.50% Senior Subordinated Notes due 2018 (the “New Notes”) as Additional Notes under the Initial Indenture;

WHEREAS, in connection with the issuance of the New Notes and pursuant to Section 2.01 of the Initial Indenture, the Trustee is authorized to execute and deliver this Seventh Supplemental Indenture;

WHEREAS, all things necessary have been done to make this Seventh Supplemental Indenture a valid and binding agreement of the Issuer, the Guarantors listed on the signature pages hereto and the Trustee, in accordance with its terms;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Additional Notes. As of the date hereof, the Issuer shall issue the New Notes pursuant to this Seventh Supplemental Indenture. The New Notes issued pursuant to this Seventh Supplemental

Indenture constitute Additional Notes issued pursuant to Section 2.01 of the Initial Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Initial Indenture. The New Notes shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the New Notes shall be January 31, 2014, the issue price shall be 98.25%, interest on the New Notes shall accrue from January 31, 2014, and the New Notes shall be issued with separate CUSIP numbers from the Initial Notes. The New Notes will not be fungible for U.S. federal income tax purposes with the Initial Notes. The form of the global notes representing the New Notes is attached hereto as Exhibit A.

(3) Aggregate Principal Amount. The aggregate principal amount of the New Notes that may be authenticated and delivered pursuant to this Seventh Supplemental Indenture shall be $225,000,000.

(4) Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Seventh Supplemental Indenture or as to the accuracy of the recitals to this Seventh Supplemental Indenture.

(6) Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the date first above written.

AMERICAN TIRE DISTRIBUTORS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Executive Vice President and Chief Financial Officer

AM-PAC TIRE DIST. INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Vice President and Treasurer

TIRE WHOLESALERS, INC.

By:	/s/ Jason T. Yaudes
Name:	Jason T. Yaudes
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

EXHIBIT A

[face of Senior Subordinated Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTE WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT 12200 HERBERT WAYNE COURT, SUITE 150, HUNTERSVILLE, NC 28078, TELEPHONE NUMBER: (704) 632-7127.

CUSIP

ISIN

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing

11.50% Senior Subordinated Note due 2018

No.	[$ ]

American Tire Distributors, Inc., a Delaware corporation, promises to pay to or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Senior Note attached hereto] [of                      United States Dollars] on June 1, 2018. Interest Payment Dates: June 1 and December 1, commencing on June 1, 2014

Record Dates: May 15 and November 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

AMERICAN TIRE DISTRIBUTORS INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

Date:

[Back of Senior Subordinated Note]

11.50% Senior Subordinated Note due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. American Tire Distributors, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at a rate per annum of 11.50% until maturity. The Issuer shall pay interest on this Note semi-annually in arrears on June 1 and December 1 of each year, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer shall make each interest payment to the Holder of record of this Note on the immediately preceding May 15 and November 15 (each, a “Record Date”). Interest on this Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including January 31, 2014. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note; provided that the interest shall be increased automatically by 2.00% per annum upon the occurrence and during the continuance of an Event of Default; provided, further, that such default interest shall be ineffective if TCW does not own at least a majority of the aggregate principal amount of the Notes then outstanding. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. TCW shall provide notice to the Trustee if it ceases to own at least a majority of the aggregate principal amount of the Notes then outstanding within two Business Days of such a decrease in ownership.

(2) Method of Payment. The Issuer shall pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all cash payments of principal, premium, if any, and interest on, Notes represented by Global Notes registered in the name of or held by DTC or its nominee shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to certificated Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of May 28, 2010 (the “Indenture”), among American Tire Distributors, Inc., American Tire Distributors Holdings, Inc., as a Guarantor, Am-Pac Tire Dist. Inc., as a Subsidiary Guarantor, and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 11.50% Senior Subordinated Notes due 2018. The Issuer shall be entitled to issue Additional Notes in accordance with Sections 2.01, 4.09 and 4.12 of the

Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) Optional Redemption.

(a) Except as described below under clauses 5(b), 5(c) and 5(d) hereof, the Notes shall not be redeemable at the Issuer’s option.

(b) At any time prior to June 1, 2013, the Issuer may redeem all or a part of the Notes at a redemption price equal to 100.0% of the principal amount of such Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

(c) On or after June 1, 2013, the Issuer may redeem the Notes, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2013	104.000%
2014	102.000%
2015	100.000%

(d) Until June 1, 2013, the Issuer may, at its option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 111.50% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds from one or more Equity Offerings to the extent that such net cash proceeds are received by or contributed to the Issuer; provided that (i) at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 120 days of the date of closing of each such Equity Offering. Any redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuer shall notify the exchange of any such notice of redemption. In addition, the Issuer shall notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 13 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. No Notes of less than $2,000 can be redeemed in part, except that if all the Notes of a Holder are to be redeemed, the entire amount of Notes held by such Holder shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

(8) Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 3.09 and 4.10 of the Indenture.

(9) Subordination. The Notes and the Guarantees are subordinated to Senior Indebtedness of the Issuer and the Guarantors on the terms and subject to the conditions set forth in the Indenture. To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes and Guarantees may be paid. The Issuer agrees, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

(10) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(11) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(12) Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

(13) Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Requisite Holders may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, the Requisite Holders may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Requisite Holders by notice to the Trustee may on behalf of all the Holders waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

(14) Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

(15) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

(16) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Facsimile: 704-992-1451

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐  Section 4.10    ☐  Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $             . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.